FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES 2011 SECOND QUARTER FINANCIAL RESULTS

Overview
•	Q2 2011 revenue of $11.3 million
•	Net loss of $0.2 million, or $0.01 per diluted share
o	$0.4 million non-cash loss on foreign exchange derivative instruments
•	At June 30, 2011:
o	Total cash and equivalents of $18.6 million
o	$0 long-term debt
o	Backlog of $55.0 million
•	150,881 shares acquired during Q2 2011; 280,029 total shares acquired through August 5, 2011.

Sykesville, MD – August 9, 2011 - GSE Systems, Inc. (“GSE” or “the Company”) (NYSE Amex: GVP), a global energy services solutions provider, today announced financial results for the second quarter ended June 30, 2011.

Jim Eberle, Chief Executive Officer of GSE, commented, “Although revenues declined quarter-over-quarter primarily due to unanticipated delays associated with achieving final agreement on certain overseas projects, gross margin improved by approximately 2.4% from the same period last year, reflecting higher margin revenues generated at GSE EnVision and a lower revenue contribution from the Slovakia contract.  We continued to service our backlog, including projects at two nuclear plants in Japan with backlog of approximately $6.6 million at June 30, 2011.  Our financial position at June 30, 2011 included cash and cash equivalents of $18.6 million, working capital of $28.6 million, and no long-term debt.  While the base business remains steady through this challenging environment, we have been active in new business development and are committed to growing our business both organically and through acquisitions.  We have closed our first commercial contract associated with our new 3D Visualization capabilities and believe these capabilities can be leveraged throughout all of our businesses.  Additionally, we have launched MAAP-HD, an offering to meet the training and simulation needs associated with severe accidents such as those experienced at the Fukishima nuclear power plants.  Based on accomplishments to date and our strategy to continue to develop services to support the energy industry, I am confident we are positioning ourselves for success for years to come.”

Q2 2011 Results

Q2 2011 revenue was $11.3 million compared to $11.8 million in Q2 2010.  In Q2 2011, revenue associated with the previously announced Slovakia full-scope simulator project declined to $1.1 million (10.1% of revenue) from $2.4 million (20.1% of revenue) in 2Q 2010.  This decline was partially offset by $0.6 million revenue generated by GSE EnVision Inc. (formerly EnVision Systems, Inc., acquired in January 2011).

Gross profit in Q2 2011 rose to $3.8 million, or 33.4% of revenue, from $3.6 million, or 31.0% of revenue, in Q2 2010.  The decrease in revenue on the Slovakia contract, which has an overall gross profit which is substantially lower than the Company’s normal margin on similar projects because of the impact of the $16.4 million hardware portion of the contract, and the revenue generated from the recently acquired GSE EnVision, Inc., whose products typically sell at a gross profit higher than the Company’s normal margin, were the main drivers of the increase in gross profit.

Operating income for Q2 2011 declined to $0.2 million from operating income of $0.8 million in Q2 2010, driven primarily by a $0.6 million increase in operating expenses.  Q2 2011 operating expenses incurred by GSE EnVision and TAS Engineering Consultants (acquired in April 2010) were approximately $0.7 million as compared to $0.2 million in Q2 2010.  The increase in the operating expenses of these two subsidiaries is composed of:  $0.1 million for changes in the fair value of the contingent liabilities related to these acquisitions, $0.2 million from amortization of the intangible assets acquired, and $0.2 million increase in SG&A expenses.  In addition, the Company’s software product development expense increased approximately $0.1 million in Q2 2011 due to the creation of a 3D visualization team to develop 3D technology for the Company’s training programs.

Q2 2011 pre-tax loss was $0.2 million as compared to Q2 2010 pre-tax income of $0.4 million, and included a $0.4 million non-cash loss on derivative instruments in both quarters.

As a result of the above-referenced factors, the net loss for Q2 2011 was $0.2 million, or $0.01 per basic and diluted share, compared to net income of $0.4 million, or $0.02 per basic and diluted share, in Q2 2010.

Backlog at June 30, 2011 was $55.0 million compared to $55.9 million at December 31, 2010.

SHARE REPURCHASE

In March 2011, GSE anounced that its Board of Directors authorized a share repurchase program under which the Company may, from time to time and depending on market conditions, share price and other factors, acquire shares of its common stock on the open market or in privately negotiated transactions up to an aggregate purchase price of $3.0 million.  For the period April 1, 2011 through June 30, 2011, GSE acquired 150,881 shares of common stock for an aggregate purchase price of $336,000, or an average of $2.23 per share.  Subsequent to the close of the second quarter and through August 5, 2011, GSE purchased an additional 129,148 shares of its common stock for an aggregate purchase price of $289,000, or an average of $2.24 per share.

CASH POSITION

The Company’s cash and cash equivalents declined to $18.6 million at June 30, 2011 from $26.6 million at December 31, 2010, primarily due to the following:

•	In January 2011, GSE acquired EnVision Systems, Inc. and made a $1.2 million payment to EnVision’s shareholders at closing;
•
In March 2011, the Company’s bank amended its revolving credit agreement to require the cash collateralization of all then existing and future letters of credit.  GSE periodically issues letters of credit to customers as performance bonds.  In accordance with this requirement, the Company deposited $4.4 million into certificates of deposit, which are restricted in that the Company cannot access these funds until the related letter of credit has expired;

•	In April 2011, GSE made a $1.4 million payment to a subcontractor on its Slovakia project; and
•	In May 2011, GSE made an equity investment of $0.5 million in GSE-UNIS simulation Technology Co. Ltd.

RECENT DEVELOPMENTS

In August 2011, GSE announced the availability of MAAP-HD™, an engineering-grade nuclear simulation solution that allows operations personnel to train for and develop responses to severe accident scenarios based on the operations of their specific facility.  MAAP-HD was developed in response to the unprecedented events that impacted the operations of the Fukushima Daiichi Nuclear Power Plant in March 2011.  MAAP-HD also reflects the findings in a report issued by the U.S. Nuclear Regulatory Commission following Fukushima suggesting a number of initiatives to enhance the preparedness of the nation’s nuclear workforce, including enhanced severe accident training.

In July 2011, GSE received a contract from the Electric Power Research Institute (EPRI) to develop a 3D visualization based maintenance application for Air Operated Valve Actuators commonly used in power plants. The 3D application to be delivered by GSE is part of a pilot program by EPRI to determine the usefulness and member value of 3D visualization technology transfer solutions to augment EPRI’s current maintenance and equipment reliability products. In addition to a highly realistic 3D rendering of the valve actuator, the product includes interactive lessons on disassembly, inspection, reassembly and component troubleshooting aids. The 3D Air Operated Valve Actuator application will be delivered in January 2012 and is designed to run both on a PC and on mobile devices for field deployment.

CONFERENCE CALL

Management will host a conference call today, August 9, 2011, at 4:30 pm Eastern Time to discuss these results.  Interested parties may participate in the call by dialing:

•	(877) 445-9755 (Domestic) or
•	(201) 493-6744 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/IC/CEPage.asp?ID=165011

ABOUT GSE SYSTEMS, INC.

GSE Systems, Inc. provides a wide range of simulation and training solutions to the global energy (nuclear and non-nuclear) industry, and is the world leader in nuclear simulation. The Company has over four decades of experience, more than 1,000 installations, and hundreds of customers in over 50 countries spanning the globe. Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys and Augusta, Georgia; Tarrytown, New York; Madison, New Jersey; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available via the Internet at http://www.gses.com.

FORWARD LOOKING STATEMENTS

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Jim Eberle	Devin Sullivan
Chief Executive Officer	Senior Vice President
GSE Systems Inc.	(212) 836-9608
(410) 970-7950	dsullivan@equityny.com

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GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)		(unaudited)
	Three Months ended		Six Months ended
	June 30,		June 30,
	2011	2010	2011	2010

Contract revenue	$11,257	$11,773	$23,579	$22,981
Cost of revenue	7,500	8,125	16,347	16,188

Gross profit	3,757	3,648	7,232	6,793

Selling, general and administrative	3,198	2,731	6,618	5,292
Depreciation	103	141	228	272
Amortization of definited-lived intangible assets	208	25	425	25
Total operating expenses	3,509	2,897	7,271	5,589

Operating income (loss)	248	751	(39)	1,204

Interest income, net	29	21	62	19
Gain (loss) on derivative instruments, net	(410)	(374)	178	(678)
Other income (expense), net	(26)	19	39	38

Income (loss) before income taxes	(159)	417	240	583

Provision (benefit) for income taxes	85	47	(529)	(236)

Net income (loss)	$(244)	$370	$769	$819

Basic income (loss) per common share	$(0.01)	$0.02	$0.04	$0.04
Diluted income (loss) per common share	$(0.01)	$0.02	$0.04	$0.04

Weighted average shares outstanding - Basic	19,213,931	18,944,843	19,213,886	18,940,148
Weighted average shares outstanding - Diluted	19,213,931	19,522,272	19,456,065	19,531,830

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data

	(unaudited)
	June 30, 2011	December 31, 2010

Cash and cash equivalents	$18,634	$26,577
Restricted cash	4,350	179
Current assets	45,383	45,949
Long-term restricted cash	1,054	794
Total assets	57,184	53,614

Current liabilities	$16,749	$15,909
Long-term liabilities	2,275	799
Stockholders' equity	38,160	36,906